Exhibit (8)(R)

SECOND AMENDMENT TO PARTICIPATION AGREEMENT

This Second Amendment to Participation Agreement (“Amendment”) is entered into by and among Legg Mason Investor Services, LLC, (the “Underwriter”, “We” or “Us”), Western Asset Management Company (the “Adviser”) and Teachers Insurance and Annuity Association of America (the “Company”, “You” or “Your”), collectively (the “Parties”).

WHEREAS, the Parties entered into a Participation Agreement dated December 18, 2006, as amended July 1, 2007 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement;

WHEREAS, the Parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the Parties agree as follows:

1. Schedule A of this Amendment, attached hereto, supersedes and replaces in its entirety the Schedule A of the Agreement.

2. The Parties desire to remove Western Asset Management Company as a party to the Agreement. All references to the Adviser in the Agreement are hereby deleted in their entirety.

3. Anti-Bribery & Corruption.

The Company represents and warrants that it understands the requirements of all applicable laws, rules or regulations relating to bribery and corruption both in the Company’s home jurisdiction and in any other jurisdictions which may have a connection to the services performed by the Company in connection with this Agreement. The Company further represents and warrants that it will fully and faithfully comply with all requirements of such laws, rules or regulations in connection with all activities under or in any way connected with this Agreement and such requirements that the Underwriter may notify to Company.

4. Blue Sky Registrations.

The Underwriter shall notify the Company of the states or other jurisdictions in which Shares are currently available for sale to the public. The Underwriter shall have no obligation to register or make available Shares in any state or other jurisdiction. The Company shall provide to the transfer agent of each Fund or Series, or other designated agent, each client’s state of residency on each trade record and registration record so the Underwriter can monitor trades for blue sky compliance. The Company represents and warrants that it will not offer Shares of any Fund or Series for sale in any state or jurisdiction where such Shares may not be legally sold or where the Company is not qualified to act as a broker-dealer or is other wise exempt from such qualification. The Company also represents and warrants that it will not offer Shares of any Fund in any foreign country unless authorized by the Underwriter. If the Company trades shares in an omnibus account, the Company agrees to provide a detailed trade file to Underwriter or Underwriter’s designated agent for blue sky monitoring purposes.

5. Compliance Rule 38a-1.

You agree to provide Us with any assistance or report that we reasonably request in order to fulfill our duties to assist the Funds with compliance with Rule 38a-1 under the 1940 Act, in our capacity as principal underwriter to each Fund.

6. Rule 498. Section 4 is amended to include the following:

4.12 For purposes of the Agreement, (i) the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 of the 1933 Act, as amended (“Rule 498”) and (ii) the term “prospectus” shall collectively include the Fund’s current Summary Prospectus and the Fund’s current Statutory Prospectus including any updates/amendments thereto. The term “Fund Documents” shall mean those documents prepared by the Fund that, pursuant to Rule 498(e)(1) or any successor rule, must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus. Fund Documents include without limitation the Fund’s current Summary Prospectus, current Statutory Prospectus, current Statement of Additional Information (“SAI”), most recent annual and semi-annual reports to shareholders under Rule 30e-1 of the 1940 Act and amendments/updates to any of the foregoing.

4.13 The Fund and the Underwriter represent and warrant that the Summary Prospectuses and the hosting of such Summary Prospectuses on the Web site (“Fund Documents Web Site”) maintained by the Fund or its agent where Contract owners and prospective Contract owners may access the Fund Documents will comply in all material respects with the requirements of Rule 498 or any successor rule applicable to the Fund. The Fund and the Underwriter represent and warrant that the url indicated on each Summary Prospectus will lead Contract owners to the Fund Documents Web Site used for hosting Summary Prospectuses and that the Fund Documents Web Site will host the current Fund Documents required to be posted in compliance with Rule 498 or any successor rule. The Fund will notify the Company within a reasonable period of time of any non-routine unavailability of the Fund Documents Web Site, whether for maintenance, disaster recovery or in response to attempted or actual security breaches by others provided that such non-routine unavailability lasts greater than 24 hours. The Fund represents that it has prepared and shall hereafter maintain adequate disaster recovery plans and procedures with regard to the Fund Documents Web Site that meet the requirements of applicable law at its sole cost and expense.

4.14 The Fund and the Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund Documents that may be made directly to the Fund, its Underwriter or one of their affiliates.

4.15 The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund documents made directly to the Company or one of its affiliates.

4.16 The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of Company. The Fund and the Underwriter may provide web links or urls to the Company for use with Company’s electronic delivery of Fund Documents or on the Company’s website. Company will be solely responsible for the maintenance of such web links. The Underwriter shall provide the Company with as many copies of the Fund Documents including without limitation the Fund’s current prospectus as the Company may reasonably request for use with Contract owners. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus on diskette at the Fund’s or Underwriter’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document (such printing of the Fund’s prospectus and profiles for Contract owners to be at the Fund’s or Underwriter’s expense). The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498 or any successor rule.

4.17 If at any point the Fund determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Fund must provide the Company with at least sixty (60) days’ advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus, and to reprint any bound volume referred to in Section 4.12 above. The Fund or the Underwriter will bear the proportional cost associated with reprinting and rebinding any bound volume referred to in Section 4.12 above due to (i) the Fund’s decision to no longer use a Summary Prospectus or (ii) any material Fund event such as a merger or liquidation that would require updating under applicable law. After the termination of any notice period provided to the Company pursuant to this subsection, the Fund shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Agreement and Rule 498 or any successor rule for a minimum of 90 days, in order to comply with Rule 498(e)(1) or any successor rule.

4.18 The Fund will work with the Company so as to enable the Company to make changes to its prospectus or registration statement, in an orderly manner. The Fund will provide the Company with as much notice as is reasonably practicable of any material change to the Fund Documents, particularly any change resulting in a change to the registration statement or prospectus for any Portfolio used by an Account, in order to enable the Company to fulfill its obligations under this Agreement and applicable law. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties at least one complete copy of all Fund Documents that relate to the Fund or its Shares no later than the date that such document is filed with the SEC. The Fund or Underwriter shall provide the Company with at least ten (10) Business Days advance written notice that a new version of a Fund Document will become available. To the extent permitted by applicable law, the Fund or Underwriter shall provide the Company with reasonable advance written notice that a supplement will become available, provided, however, that such notice shall be reasonable in the circumstances. The Fund or Underwriter shall provide the Company with a copy, in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties, any supplement to any Fund Document no later than five (5) Business Days prior to the date that such supplement is filed with the SEC. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties Fund profiles, proxy statements, sales literature and other promotional materials, applications for exemptions, and requests for no-action letters promptly after the filing of such document(s) with the SEC or other regulatory authorities.

7. Notices.

Notices required by this Agreement should be sent as follows:

You:	c/o

Attn:
Phone:
Fax:

Underwriter:	c/o Legg Mason
100 Stamford Place, 5th Floor
Stamford, CT 06902

	Attn:	Business Development
	Fax:	877-563-3019

8. Other Terms.

Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the Parties to this Amendment.

For the purpose of referring to this Amendment, the date of this Amendment shall be the date of acceptance by Legg Mason Investor Services, LLC.

Legg Mason Investor Services, LLC		Teachers Insurance and Annuity Association of America

By:	/s/ Jeremy O’Shea	By:	/s/ Jason Creel
Name:	Jeremy O’Shea	Name:	Jason Creel
Title:	Managing Director	Title:	Managing Director
Date:	4/16/12	Date:	4/13/12

Western Asset Management Company

By:	/s/ Michael A. Van Raaphorst	Michael A. Van Raaphorst
Name:	Michael A. Van Raaphorst	Head of New York Operations/
Title:		Client Service/Marketing
Date:	4/16/12

SCHEDULE A

Name of Separate Account	Portfolios	Ticker Symbol
TIAA Separate Account VA-3	Western Asset Core Plus Bond Portfolio Class I	WACPX